DAIMLERCHRYSLER


                                                    Press Information


                                                October 13, 2000


CONTACT:
DAIMLERCHRYSLER AG
Othmar M. Stein         Tel: +49 711 17 95160


DETROIT DIESEL
Daniel J. McEnroe       Tel: +1 313 592 7344



DAIMLERCHRYSLER COMPLETES ACQUISITION OF DETROIT DIESEL

STUTTGART/AUBURN HILLS --DaimlerChrysler (NYSE:DCX) announced today that it completed its acquisition of Detroit Diesel Corporation by merging its acquisition subsidiary into Detroit Diesel. As a result of the merger, which became effective today, each outstanding share of Detroit Diesel common stock not owned by DaimlerChrysler was converted into the right to receive $23.00 in cash, without interest. Detroit Diesel stock ceased to be traded on the New York Stock Exchange as of the close of business on Thursday, October 12, 2000.

Detroit Diesel stockholders who hold their stock certificates will receive notice in the mail regarding the process to surrender their shares for cash. Detroit Diesel stockholders whose shares are held through banks or brokers will receive information about their holdings from those institutions.

Detroit Diesel Corporation, incorporated in 1987, is an international leader in diesel engines for on- and off-highway applications. The company offers engines from 22 to 11,000 horsepower for the on-highway, off-road (including power generation) and automotive markets through a worldwide network of more than 2,700 authorized distributor and dealer locations. It designs, manufactures, markets, services and provides after market and remanufactured diesel and alternative fuel engines.

DaimlerChrysler AG is the world's leading manufacturer of commercial vehicles with the brands Mercedes-Benz, Freightliner, Sterling, Setra and Thomas Built Buses.

Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release, because they contain important information. The tender offer statement has been filed by DaimlerChrysler with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement has been filed by Detroit Diesel with the SEC. Investors and security holders may obtain a free copy of these statements at the SEC's website at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to DaimlerChrysler North America Holding Company. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to Detroit Diesel Corporation.